LIMITED SIGNATORY POWER

By this Limited Signatory Power the

undersigned authorizes and designates each of Sylvia Mahaffey and Scott

Lesmes to execute and file on behalf of the undersigned all Forms 3, 4 and
5 (including any exhibits, attachments and amendments thereto) that the undersigned may be required to file with the Securities and Exchange

Commission as a result of the undersigned's ownership of or transactions in securities of Fannie Mae. The undersigned further authorizes and designates each of Sylvia Mahaffey and Scott Lesmes to execute and file on behalf of the undersigned a Form ID to facilitate the foregoing. The authority of Sylvia Mahaffey and Scott Lesmes under this Limited
Signatory
Power shall continue until the undersigned is no longer required to file
Forms 3, 4 and 5 with regard to his or her ownership of or transactions in securities of Fannie Mae, unless earlier revoked in writing. The undersigned acknowledges that Sylvia Mahaffey and Scott
Lesmes are not
assuming, nor is Fannie Mae assuming, any of the undersigned's responsibilities to file Forms 3, 4 and 5 or otherwise comply with any related laws or regulations.


/s/ Linda Knight

Linda Knight



Date:  March 8, 2006